Exhibit 3.39

[Notary Seal]	The Brønnøysund Register Centre	Certificate of Registration

Organization number:	982 715 040

Type of company:	Limited company

Date of incorporation:	2000-06-15

Registered in the Register of Business Enterprises:	2000-11-30

Name:	HELI-ONE (NORWAY) AS

Business address:	Stavanger Lufthavn Sola 4055 STAVANGER LUFTHAVN
Municipality:	1124 SOLA
Country:	Norway

Postal address:	P.O. Box 535 4055 STAVANGER LUFTHAVN

Telephone number:	+ 47 51 94 14 00

Share capital NOK:	409,446,000.00

General manager/ managing director:	Lars Andreas Landsnes

Board of directors:
Chairman of the board:	Anne Kirsti Arra 5205 4 Avenue Delta BC V4M 1GB Canada

Board member(s):	Lars Andreas Landsnes Karl Gjelvik Leif Egil Torkelsen Thomas Lage Skarstein	Employees’ representative
	Thomas Kaarud	Employees’ representative
	John Kåre Pedersen	Employees’ representative

Deputy board member(s):	Arnfinn Nærland	Employees’ representative

Signature:	The chairman of the board alone or two board members jointly.

Power of procuration:	Karl Gjelvik

Date of transcript 2011-12-07	Organization number 982 715 040	Page 1 of 2

The Brønnøysund Register Centre	Certificate of Registration

Auditor:	Certified auditing company Organization number 976 389 387 ERNST & YOUNG AS Dronning Eufemias gate 6 0191 OSLO

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

[Notary Seal]	/s/ Anne Marthe Hesjadalen	/s/ Geir Andreassen	[Notary Seal]
	Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 982 715 040	Page 2 of 2